					Exhibit 99.1
Return on Invested Capital ("ROIC") and Economic Return Calculations GAAP to non-GAAP reconciliation (dollars in thousands):
		Fiscal year ended
		September 28, 2019	September 29, 2018	September 30, 2017
Operating income, as reported		$142,055	$118,283	$129,908
Restructuring and other charges		1,678	—	—
One-time employee bonus		—	13,512	—
Adjusted operating income		143,733	131,795	129,908
Tax rate		16.0%	10.0%	8.0%
Adjusted operating income (tax effected)		$120,736	$118,615	$119,515
Average invested capital		$923,107	$735,598	$738,266
ROIC		13.1%	16.1%	16.2%
WACC		9.0%	9.5%	10.5%
Economic Return		4.1%	6.6%	5.7%

Average Invested Capital	Fiscal 2019
	Actual	Actual	Actual	Actual	Actual	Average invested capital
	9/28/19	6/29/19	3/30/19	12/29/18	9/29/18
Equity	$865,576	$860,791	$875,444	$905,163	$921,143
Plus:
Debt - current	100,702	138,976	93,197	8,633	5,532
Debt - non-current	187,278	187,581	187,120	187,567	183,085
Less:
Cash and cash equivalents	(223,761)	(198,395)	(184,028)	(188,799)	(297,269)
	$929,795	$988,953	$971,733	$912,564	$812,491	$923,107

Average Invested Capital	Fiscal 2018
	Actual	Actual	Actual	Actual	Actual	Average invested capital
	9/29/18	6/30/18	3/31/18	12/30/17	9/30/17
Equity	$921,143	$882,360	$920,503	$933,849	$1,025,939
Plus:
Debt - current	5,532	6,365	180,772	179,881	286,934
Debt - non-current	183,085	180,204	27,217	26,047	26,173
Less:
Cash and cash equivalents	(297,269)	(332,723)	(402,470)	(506,694)	(568,860)
	$812,491	$736,206	$726,022	$633,083	$770,186	$735,598

Average Invested Capital	Fiscal 2017
	Actual	Actual	Actual	Actual	Actual	Average invested capital
	9/30/2017	7/1/2017	4/1/2017	12/30/2016	10/1/2016
Equity	$1,025,939	$991,306	$961,438	$927,542	$916,797
Plus:
Debt - current	286,934	267,297	92,623	78,879	78,507
Debt - non-current	26,173	26,138	185,638	184,136	184,002
Less:
Cash and cash equivalents	(568,860)	(519,172)	(524,520)	(496,505)	(432,964)
	$770,186	$765,569	$715,179	$694,052	$746,342	$738,266